EXHIBIT 10.1

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY ***) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL

FIRST AMENDMENT TO
COLLABORATION AND COMMERCIALIZATION AGREEMENT

This First Amendment (the “First Amendment”) to the Collaboration and Commercialization Agreement is entered into by and between Senseonics Incorporated (“Senseonics”) and Ascensia Diabetes Care Holdings AG (“Ascensia”) (each of Senseonics and Ascensia, a “Party”, and together, the “Parties”) and is effective as of March 31, 2021 (the “First Amendment Effective Date”).

WHEREAS, the Parties have entered into that certain Collaboration and Commercialization Agreement (the “Agreement”) dated as of August 9, 2020;

WHEREAS, under the Agreement, the Parties intended certain rights and obligations to arise upon FDA approval of the 180-day Product in the U.S.;

WHEREAS, due to general review delays at the FDA caused by the Covid-19 pandemic and the Parties’ shared desire to accelerate commercial activities in the U.S., the Parties mutually desire to make arrangements for an earlier transition of commercialization in the U.S. from Senseonics to Ascensia; and

WHEREAS, the Parties desire to amend and/or supplement the Agreement in accordance with Section 9.3 in order to provide for such earlier transition and to address other matters;

NOW THEREFORE, in consideration of the premises and mutual covenants contained in the First Amendment, the Parties agree as follows:

1.

Transfer of Commercialization. Notwithstanding that the FDA has not approved the 180- day Product in the U.S. as of the date hereof, the Parties will coordinate to effect the transition of sales, marketing and commercialization activities from Senseonics to Ascensia on April 1, 2021. The Territory and Ascensia’s active commercialization efforts shall include the United States as of such date. As of April 1, 2021, except as set forth herein, the roles, responsibilities and revenue sharing arrangements which the Parties would have had with respect to marketing the 180-day Product will apply to the 90-day Product.

2.

Roles and Responsibilities. Ascensia shall have the right to offer to sell and sell the 90-day Product to any customer within the United States and, from April 1, 2021 shall have primary responsibility for product commercialization during the Term. This shall include sales, sales management, sales operations, forecasting, marketing, billing, invoicing, contracting with and management of strategic fulfillment partners (“SFPs”), field support specialists (“FSSs”), internal sales specialists (“ISSs”), regional clinical managers (“RCMs”), Operations coordination, CRM Administration, Market Access, Tier 1 Customer Support, and other functions contemplated by the Parties for Ascensia to manage. Senseonics’ obligations to provide Tier 2 customer support shall continue. To facilitate a smooth transition for customers and SFPs, following April 1, 2021, Senseonics will continue to take and fulfill orders with respect to Product that (a) needs to be delivered prior to April 19, 2021, (b) for SFPs where Ascensia has not yet entered into a contract for product supply, as notified to Senseonics by Ascensia, and (c) as otherwise agreed by the Parties. Specific roles and responsibilities prior to the launch of the 180-day Product may be further defined by agreement of the Joint Alliance Committee.

3.

Pricing. Subject to review by the Joint Alliance Committee, the Minimum Annual Price for sales of the 90-day Product will be the pricing set in the most recent contracts with SFPs in effect between Senseonics and such partners.

4.

Marketing and Revenue Covenants. The terms and conditions in Section 2.4(h) of the Agreement applicable to covenants of Ascensia relating to Marketing Fund spending, sales force coverage and Revenue Targets shall not apply to the sales of the 90-day Product. Marketing spending shall be determined in accordance with Paragraph 5 below and by the Joint Marketing Committee and Joint Alliance Committee.

5.

Support. Notwithstanding anything to the contrary in the general roles and responsibilities set out in Paragraphs 1 and 2 above, the Parties agree to the following contributions with respect to 90-day Product commercialization activities:

i)	Ascensia shall engage sales, FSS, ISS, RCM, Access and Trade headcount in approximately the numbers presented to Senseonics at an estimated cost of approximately [***].
ii)

Ascensia shall provide for a prior authorization program as presented among the Parties in March 2021 at an estimated cost of up to approximately $[***], provided that the Parties shall discuss in good faith in conjunction with an updated understanding of the Patient Access Program referenced in Paragraph 7 below and potential changes to such program at its initiation from what was originally planned, whether to agree to any sharing by Senseonics of the costs for the prior authorization program..

iii)	Ascensia shall provide for coverage and reimbursement consulting in the amount of up to $[***].
iv)

Senseonics shall continue to provide for access and licensing of SalesForce.com (“SFDC”) through the end of the current contract term, which expires at the end of November 2021, at an estimated cost of approximately $[***] (and noting that upgrades and development to SFDC shall be for Ascensia’s account as agreed elsewhere).

v)	[***] shall fund marketing and web expenses of up to approximately $[***] for activities agreed by the Parties.
vi)	Senseonics shall contribute to Ascensia $[***] in support of agreed and implemented programs for marketing the Products as follows: for each of Ascensia’s second and third fiscal quarter, Ascensia shall bill Senseonics $[***] to support marketing expenses, which Senseonics shall pay to Ascensia. At the end of the calendar year, the Parties shall review this contribution in good faith, consider whether intended marketing spending was actually incurred.

6.

Payments. Commencing on April 1, 2021, Ascensia revenues from sales in the U.S of the 90- day Product shall be included in the consideration, payments and true-up calculations as set out in Section 4 of the Agreement. Revenues received by Senseonics from its sales of Products pursuant to Paragraph 2 (a), (b) and (c) of this First Amendment shall continue to be shared and handled in the manner agreed by the Parties’ finance teams and applied to 90-day Product revenues during the first calendar quarter of 2021.

7.

Patient Access Program. The Parties agree that until the earlier of [***]. Future programs following the expiry of this paragraph and any continued change to the [***] following such time shall be discussion at the Joint Alliance Committee. To the extent sales by Senseonics pursuant to Paragraph 2 (a), (b) and (c) are supported by the Patient Access Program, like provisions shall apply to the calculation of the revenue share.

8.

Inventory Management. The Parties shall collaborate to minimize obsolete inventory of the 90-day Product with particular attention to the transition from the 90-day Product to the 180- day Product, with decisions on the strategy of managing such transition taken at the Joint Alliance Committee. In order to manage such Product transition, Sections 2.3(d) and (e) of the Agreement shall not apply to the 90-day Product. The Parties will negotiate in good faith regarding addressing the costs of obsolete 90-day Product inventory or, with a view to this issue, other costs of the business, together with the binding nature of the U.S. forecast in conjunction with efforts to minimize both Parties’ costs of the transition and addressing contracted fixed costs to ramp up manufacturing in the event sales do not reach the sales plan.

9.

Indemnity for Marketing Claims. Senseonics shall indemnify and hold harmless the Ascensia Indemnified Parties from and against any Losses incurred by the Ascensia Indemnified Parties (or any of them) as the result of any Claim to the extent arising from or relating to the use of the promotional materials listed in Schedule 1 attached hereto, provided by Senseonics and used in connection with the marketing of the 90-day Product by Ascensia (the “Promotional Materials”), to the extent such liability arises from (a) Senseonics’ errors or omissions in its review and approval of such Promotional Materials as of the date approved,

(b) Senseonics’ failure to comply with its policies and procedures or applicable law and regulation, or (c) Senseonics’ failure to obtain all necessary rights, licenses, and permissions to use the Promotional Materials and the content contained therein, including without limitation, copyright rights and rights of publicity and the right to sublicense said rights to Ascensia. Ascensia shall indemnify and hold harmless the Senseonics Indemnified Parties from and against any Losses incurred by the Senseonics Indemnified Parties (or any of them)

as a result of any Claim to the extent arising from or relating to Ascensia’s use of the 90-day Product marketing materials to the extent such liability arises from (a) Ascensia’s modification of such marketing materials or (b) Ascensia’s use of such marketing materials outside of the claims and representations on the face of such materials or any written guidelines provided by Senseonics to the Joint Marketing Committee for their use. Notwithstanding the foregoing, the Parties acknowledge that minor modifications made to the Promotional Materials by Ascensia, e.g., addition of Ascensia branding and trademarks, modifying the look and feel, and minor proofing that does not modify the claims or messaging in the Promotional Materials shall not affect Senseonics’ indemnification obligations hereunder and Ascensia shall have no indemnification obligations for such minor modifications unless, in each case, such modification forms the basis of, or contributes in any material way to, a Claim. Notwithstanding anything else in this Paragraph, Senseonics shall have no indemnification liability to Ascensia for (i) the use of any Promotional Materials reviewed and released through Ascensia’s standard, full LMR Review process (as opposed to the abbreviated process used to vet only the minor modifications), (ii) the use of Promotional Materials not in accordance with written guidelines, if any, provided from Senseonics to the Joint Marketing Committee for the use of such materials, or (iii) for any Claim resulting from any modification to the Promotional Materials made by Ascensia. Sections 6.3 and 6.4 of the Agreement shall govern the indemnification procedure for any such Claim.

10.

Confidentiality. The Parties acknowledge that the terms and conditions of this First Amendment shall be treated as the Confidential Information of both Parties, subject to Article 8 of the Agreement, noting Senseonics may disclose this First Amendment as part of its ongoing public reporting company filings.

11.

Termination Provision. The Parties agree that Section 7.2 (a) of the Agreement shall be deleted and of no further force and effect, there being no longer a termination right if the FDA does not approve the 180-day Product by August 31, 2021.

12.

Negotiations. Taking into consideration current and potential delays at the FDA during the Covid-19 pandemic, the Parties agree that if the Product Availability Date of the 180-day Product in the United States is delayed beyond June 1, 2022, the Parties shall negotiate in good faith to determine whether, and if so what, adjustments in the business case and/or revenue sharing terms should be made to the Agreement. If, as of September 1, 2022, the Product Availability Date remains delayed AND if Ascensia is in disagreement with the outcome of the discussions regarding adjustments to the Agreement, Ascensia shall have the right until September 30, 2022 to terminate the Agreement by written notice, in which case the Parties will act in good faith to preserve the business and collaborate in good faith on an orderly transition of the commercialization rights and responsibilities of the Products back to Senseonics or its designee by February 1, 2023 or such other date as is agreed by the Parties.

13.

Interpretation. Except as expressly provided in this First Amendment, the Agreement shall continue in full force and effect. The Agreement, as supplemented, clarified or amended by the Letter Agreement of November 17, 2020, the Letter Agreement dated as of March 31, 2021, and the First Amendment, constitute the entire agreement of the Parties with respect to the subject matter hereof. In the event of any conflict between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall govern. Except where expressly noted otherwise, the amendments made herein shall be effective as of the First Amendment Effective Date. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which shall together constitute a single agreement. This Amendment may be executed and delivered electronically, including via PDF format or DocuSign, and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Parties

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to be executed by its duly authorized representatives as of the First Amendment Effective Date.

Ascensia Diabetes Care Holdings AG

By:	/s/ Claudia Geis

Name:	Claudia Geis

Title:	Head, Continuous Glucose Monitoring

By:	/s/ Katie Blakley

Name:	Katie Blakley

Title:	Head of Legal & Compliance, Americas

Senseonics, Incorporated

By:	/s/ Timothy T. Goodnow

Name:	Timothy T. Goodnow

Title:	President & CEO

Schedule 1 – Promotional Materials

[***]